Exhibit 99.1

Sucampo Pharmaceuticals, Inc. Reports Fourth Quarter and Full Year 2012 Financial and Operating Results

Fourth Quarter Net Income Reported of $13.5 million; Full-Year Net Income Reported of $4.8 million;

Fourth Quarter Total Revenues Increased 145% to $34.9 million; Full-Year Revenues Increased 49% to $81.5 million;

Company to Host Conference Call Today at 5:00 pm Eastern

BETHESDA, Md.--(BUSINESS WIRE)--March 13, 2013--Sucampo Pharmaceuticals, Inc. (“Sucampo”) (NASDAQ: SCMP), a global pharmaceutical company, today reported its consolidated financial results for the quarter and full year ending December 31, 2012.

For the fourth quarter of 2012, total revenue grew approximately 145%, to $34.9 million from $14.2 million for the same period in 2011. Net sales of AMITIZA® (lubiprostone), as reported to us by our partner increased 31% to $74.6 million for the fourth quarter of 2012, compared to $56.8 million in the same period of 2011. During the fourth quarter of 2012, Sucampo reported product sales revenue and cost of goods sold primarily representing sales of AMITIZA to Abbott Japan Co., Ltd. (Abbott) in Japan. Sucampo reported $5.0 million of product sales revenue and $3.0 million of cost of goods sold compared to nil in 2011, respectively. Sucampo also received a $15.0 million milestone payment from Abbott associated with the initial sale of AMITIZA in Japan.

“This was a tremendous year of achievement for Sucampo,” said Ryuji Ueno, M.D., Ph.D., Ph.D., Chairman, Chief Executive Officer, and Chief Scientific Officer of Sucampo. “With the approval of the sNDA for RESCULA®, we now have two FDA approved products marketed in the United States. As the first-ever prescription medicine approved in Japan for chronic constipation, we launched AMITIZA in Japan and received a $15 million milestone payment related to the first commercial sale of AMITIZA. We look forward to upcoming catalysts for 2013, including the continued rollout of RESCULA in the U.S., the PDUFA date for opioid-induced constipation for AMITIZA in the U.S., the launch of AMITIZA in the U.K. and Switzerland, and the continued development of our pipeline.”

Sucampo reported a net income of $13.5 million, or $0.32 per diluted share, for the fourth quarter of 2012 compared to a net income of $2.7 million, or $0.06 per diluted share, for the fourth quarter of 2011. Sucampo reported a net income of $4.8 million, or $0.12 per diluted share for the full year 2012, compared to a net loss of $17.3 million, or $0.41 per diluted share, for the full year 2011. The primary driver of the net profit was the $15.0 million milestone payment from Abbott for Japan AMITIZA sales.

For the fourth quarter of 2012, income from operations was $13.0 million, an increase of $9.4 million, compared to $3.6 million in income from operations for the fourth quarter of 2011. For the full year 2012, income from operations was $8.3 million, compared to a loss from operations of $17.7 million for the full year 2011.

Quarter Operational Highlights –

  As previously reported, on December 11, 2012, Sucampo announced the receipt of a $15.0 million milestone payment from Abbott, pursuant to the existing license, commercialization, and supply agreement between Sucampo and Abbott. The milestone payment was triggered by the approval and first sale of AMITIZA at a dosage strength of 24 micrograms in Japanese adults. AMITIZA is available through Abbott in Japan as a prescription medication for chronic constipation not caused by organic diseases, and was available in Japan to primary care and specialist physicians beginning in November 2012.
  On December 12, 2012, Sucampo announced that it received approval of a supplemental new drug application (sNDA) for RESCULA® (unoprostone isopropyl ophthalmic solution) 0.15% for the lowering of intraocular pressure (IOP) in patients with open-angle glaucoma or ocular hypertension from the U.S. Food and Drug Administration (FDA).
  On November 30, 2012, Sucampo announced the receipt of a supplement approval from the U.S. FDA that removed pregnancy “warnings and precautions” and clarified information regarding the use of AMITIZA by pregnant and/or nursing women. In addition, the FDA expanded the labeling text of the Mechanism of Action section in the prescribing information for AMITIZA.
  On November 30, 2012, Sucampo announced that the FDA extended the Prescription Drug User Fee Act (PDUFA) goal date for the Agency’s priority review of the sNDA for an additional indication for lubiprostone for the treatment of opioid-induced constipation (OIC) in patients with chronic, non-cancer pain. The revised goal date is late April of this year.

Key Value Drivers –

2012 Value Drivers Achieved:

AMITIZA

U.S.

  Sucampo filed an sNDA with the FDA for the treatment of OIC in patients with chronic, non-cancer pain, and received priority review.

Japan

  AMITIZA received regulatory approval in Japan for the treatment of CC (excluding constipation caused by organic disease).
  Sucampo received the pricing reimbursement from the Japanese regulatory authorities and our partner, Abbott, conducted a comprehensive launch of AMITIZA in Japan to primary care and specialist physicians.
  Following the November launch of the product, Sucampo received a $15.0 million milestone payment, referenced above, and recorded product sales revenue of $5.0 million for sales of AMITIZA to Abbott.

Europe

  In Switzerland, Sucampo concluded pricing negotiations with the regulatory authorities for an appropriate reimbursement price for the treatment of chronic idiopathic constipation (CIC) and made the product available to specialists.
  AMITIZA was approved by the U.K.’s Medicines and Healthcare products Regulatory Agency (MHRA) for the treatment of CIC and Sucampo began the process to obtain National Institute for Health and Clinical Excellence (NICE) endorsement.

RESCULA

  Sucampo received approval of an sNDA for RESCULA for the lowering of IOP in patients with open-angle glaucoma or ocular hypertension and prepared to launch in first quarter 2013.

Other

  Sucampo received the binding decision from the International Court of Arbitration, International Chamber of Commerce, which has concluded our dispute with Takeda.

2013 Value Drivers:

Sucampo is pursuing the following value drivers in 2013:

AMITIZA

U.S.

  Sucampo is pursuing approval of an OIC indication for AMITIZA, and the PDUFA goal date is late April 2013. Upon the first sale of AMITIZA for OIC, we will receive a $10.0 million milestone payment from Takeda.
  Sucampo expects to have First Patient First Visit in our AMITIZA phase 3 trial for pediatric functional constipation by the third quarter of 2013.

Japan

  Growth of AMITIZA sales is a priority.

Europe

  In the U.K. and Switzerland in the first quarter of 2013, Sucampo submitted for regulatory approval of AMITIZA for the treatment of OIC.
  In the U.K., Sucampo plans to seek endorsement from NICE for both OIC and CIC and will make AMITIZA available with reimbursement by some local budget holders.
  Sucampo will soon begin active marketing of AMITIZA for CIC in Switzerland.
  Sucampo will use the MHRA approval to seek expansion of AMITIZA’s CIC indication to other European markets via the mutual recognition procedure.

RESCULA

  Following the RESCULA sNDA approval, Sucampo launched the drug in the U.S. RESCULA is now available in all major pharmacies.

Other

Oral Mucositis

  Sucampo expects to complete its oral mucositis phase 1a trial for cobiprostone in the second quarter of 2013.
  Sucampo plans to initiate a phase 1b/2a trial in the fourth quarter of 2013.

Spinal Stenosis

  Sucampo plans to complete its phase 2a trial for SPI-017 in the fourth quarter of 2013.

As previously announced, in February R-Tech Ueno, Sucampo's development partner, signed an agreement for unoprostone isopropyl with the Japan Science and Technology Agency in which the Japanese government shall provide the majority of funding for phase 3 clinical development costs for unoprostone isopropyl for retinitis pigmentosa (RP). Sucampo is co-developing unoprostone isopropyl with R-Tech Ueno and may file for FDA approval of the product for RP in the future assuming the successful trials.

Financial Results for the Quarter and Full Year 2012

For the fourth quarter of 2012, Sucampo reported total revenue of $34.9 million compared to $14.2 million for the same period in 2011, a growth of approximately 145%. The key components of revenue for the fourth quarter included R&D revenue of $15.1 million, product royalty revenue of $14.2 million and product sales revenue of $5.0 million which compare to $2.7 million, $10.8 million and nil, respectively, in the same period of 2011.

For the full year 2012, Sucampo reported total revenue of $81.5 million, compared to $54.8 million for the full year 2011, a growth of approximately 49%. The key components of total revenue for the full year 2012 were product royalty revenue of $50.7 million, R&D revenue of $21.5 million and product sales revenue of $5.0 million compared to $41.5 million, $9.2 million and nil, respectively, for the full year 2011. The increase in R&D revenue was primarily due to the receipt of the $15.0 million milestone payment from Abbott upon the first commercial sale of AMITIZA at a dosage strength of 24 micrograms in Japanese adults.

U.S. net sales of AMITIZA, as reported to us by our partner, Takeda, increased 31% to $74.6 million for the fourth quarter of 2012, compared to $56.8 million in the same period of 2011. U.S. net sales of AMITIZA, as reported to us by our partner, Takeda, increased 20% to $271.9 million for the full year of 2012, compared to $226.4 million in the same period of 2011. For both periods the increase in AMITIZA U.S. net sales was primarily due to both volume and price increases, as reported to us by our partner.

Operating Expenses

R&D expenses were $7.1 million for the fourth quarter of 2012, compared to $7.7 million for the same period of 2011. For the full year 2012, R&D expenses were $21.3 million, compared to $33.5 million for the full year 2011. For both periods, the decrease was primarily due to higher expenses in 2011 associated with the completion of the phase 3 OIC trial for AMITIZA.

G&A expenses were $7.6 million for the fourth quarter of 2012, compared to $12.0 million for the fourth quarter of 2011. G&A expenses were $30.2 million for the full year 2012, compared to $41.3 million for the full year 2011. For both periods, the decrease in G&A expense was primarily due to lower legal, consulting, and other professional expenses as a result of the conclusion of certain legal matters, partially offset by increases in corporate marketing and branding and staff to support business growth.

Selling and marketing expenses were $4.2 million for the fourth quarter of 2012, compared to $2.1 million for the fourth quarter of 2011. Selling and marketing expenses for the full year 2012 were $18.7 million, compared to $8.8 million for the full year 2011. The increase in selling and marketing expenses relates primarily to some non-recurring pre-commercialization planning activities for AMITIZA, and commercialization and launch costs for RESCULA.

Settlement of Legal Dispute in 2011 – In 2011 Sucampo reported income of $11.1 million from the settlement of a legal dispute related to a dispute with Covance, a CRO that performed clinical trials for the OBD or OIC indication. The amount represents receipt of $10.0 million in cash and cancellation of outstanding payables of $1.1 million and was reported as a reduction to operating expenses. There were no corresponding amounts in 2012.

Income from Operations

For the fourth quarter of 2012, income from operations was a profit of $13.0 million, an increase of $9.4 million, compared to a profit of $3.6 million for the same period in 2011. For the full year of 2012, income from operations was a profit of $8.3 million, compared to a loss of $17.7 million for the full year 2011.

Non-Operating Income (Expense)

Non-operating income was $0.4 million for the fourth quarter of 2012, compared to expenses of $0.5 million for the fourth quarter of 2011. The fourth quarter of 2012 included a foreign exchange gain of $0.9 million, compared to a gain of $14,000 for the same period 2011. Non-operating expenses for the full year 2012 were $0.6 million, compared to $4.2 million for the full year 2011. Non-operating expenses for the full year 2012 included a foreign exchange gain of $1.6 million, compared to foreign exchange loss of $2.0 million for the same period 2011.

Net Income

Net income for the fourth quarter of 2012 was $13.5 million, compared to net income of $2.7 million for the same period of 2011. For the full year 2012, net income was $4.8 million, compared to a net loss of $17.3 million for the full year 2011.

Comprehensive Income (Loss)

Comprehensive income for the full year of 2012 was $3.1 million, compared to comprehensive loss of $16.0 million for the same period in 2011. Comprehensive loss for the full year 2012 includes a $1.7 million foreign currency translation loss compared to a foreign currency translation gain of $1.3 million for the same period in 2011.

Cash, Cash Equivalents, Restricted Cash and Marketable Securities

At December 31, 2012, cash, cash equivalents, restricted cash and investments were $91.4 million, compared to $93.4 million at December 31, 2011. At December 31, 2012, notes payable were $52.9 million, compared to $59.6 million at December 31, 2011, including current notes payable of $19.1 million at December 31, 2012, and $20.4 million at December 31, 2011.

Stock Repurchase Plan

In September 2011, the Board of Directors authorized the repurchase of our class A common stock under the previously approved repurchase plan, up to an aggregate of $2.0 million. On November 2, 2012, the Board authorized the increase of the program amount up to an aggregate of $5.0 million. During the fourth quarter of 2012, we repurchased 146,908 shares at a cost of $721,487.

Board Members

In February 2013, the Board of Directors appointed Barbara A. Munder and Maureen E. O’Connell to the Board of Directors.

Company to Host Conference Call Today

In conjunction with this fourth quarter financial and operating results press release, Sucampo will host a conference call today at 5:00 pm Eastern. To participate on the live call, please dial 800-688-0836 (domestic) or 617-614-4072 (international), and provide the participant passcode 62809438, five to ten minutes ahead of the start of the call. A replay of the call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), with the passcode 95378400.

Investors interested in accessing the live audio webcast of the teleconference may do so at http://investor.sucampo.com and should log on before the teleconference begins in order to download any software required. The archive of the teleconference will remain available for 30 days.

About unoprostone isopropyl (RESCULA®)

In 2009, Sucampo acquired development and commercialization rights to unoprostone isopropyl throughout the world except in Japan, Korea, Taiwan and the People’s Republic of China. Unoprostone isopropyl (trade named RESCULA) first received marketing authorization in 1994 in Japan and was subsequently approved in over 40 countries, including approval in 2000 by the FDA.

About lubiprostone (AMITIZA®)

AMITIZA (lubiprostone) is a prostone, a locally acting chloride channel activator, indicated for the treatment of CIC (24 mcg twice daily) in adults and for IBS-C (8 mcg twice daily) in women 18 years of age and older in the United States. In Japan, lubiprostone (24 mcg twice daily) is indicated for the treatment of chronic constipation (excluding constipation caused by organic diseases). In Switzerland, lubiprostone 24 mcg twice daily is indicated for the treatment of chronic idiopathic constipation. In the U.K., lubiprostone 24 mcg twice daily is indicated for the treatment of chronic idiopathic constipation and associated symptoms in adults.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is a global pharmaceutical company focused on innovative research, discovery, development and commercialization of proprietary drugs based on prostones. The therapeutic potential of prostones was first discovered by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo’s Chairman, Chief Executive Officer, Chief Scientific Officer, and co-founder. Prostones, naturally occurring fatty acid metabolites that have emerged as promising compounds with unique physiological activities, can be targeted for the treatment of unmet or underserved medical needs. For more information, please visit www.sucampo.com.

AMITIZA is a registered trademark of Sucampo Pharmaceuticals, Inc. RESCULA is a registered trademark of R-Tech Ueno, Ltd, and has been licensed to Sucampo AG.

Sucampo Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, future financial and operating results, and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the impact of pharmaceutical industry regulation and health care legislation; Sucampo's ability to accurately predict future market conditions; dependence on the effectiveness of Sucampo's patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions.

No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the many uncertainties that affect Sucampo's business, particularly those mentioned in the risk factors and cautionary statements in Sucampo's most recent Form 8-K and 10-K, which Sucampo incorporates by reference.

Sucampo Pharmaceuticals, Inc.
Consolidated Statements of Operations and Comprehensive Income (unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Revenues:
Research and development revenue	$15,127	$2,658	$21,545	$9,249
Product royalty revenue	14,175	10,793	50,696	41,517
Co-promotion revenue	323	610	3,576	3,378
Contract and collaboration revenue	200	154	633	617
Product sales revenue	5,037	-	5,037	-
Total revenues	34,862	14,215	81,487	54,761

Cost of goods sold	3,030	-	3,030	-
Gross profit	31,832	14,215	78,457	54,761

Operating expenses:
Research and development	7,090	7,659	21,292	33,497
Settlement of legal dispute	-	(11,100)	-	(11,100)
General and administrative	7,559	11,953	30,157	41,270
Selling and marketing	4,217	2,094	18,691	8,783
Total operating expenses	18,866	10,606	70,140	72,450

Income (loss) from operations	12,966	3,609	8,317	(17,689)
Non-operating income (expense):
Interest income	61	89	179	249
Interest expense	(566)	(611)	(2,346)	(2,455)
Other income (expense), net	875	14	1,602	(2,019)
Total non-operating income (expense), net	370	(508)	(565)	(4,225)

Income (loss) before income taxes	13,336	3,101	7,752	(21,914)
Income tax benefit (provision)	196	(402)	(2,916)	4,608
Net income (loss)	$13,532	$2,699	$4,836	$(17,306)

Net income (loss) per share:
Basic net income (loss) per share	$0.33	$0.06	$0.12	$(0.41)
Diluted net income (loss) per share	$0.32	$0.06	$0.12	$(0.41)
Weighted average common shares outstanding - basic	41,553	41,766	41,660	41,839
Weighted average common shares outstanding - diluted	41,991	41,832	41,785	41,839

Comprehensive income (loss):
Net income (loss)	$13,532	$2,699	$4,836	$(17,306)
Other comprehensive income gain (loss):
Unrealized loss on investments, net of tax effect	13	(110)	36	(2)
Foreign currency translation	43	121	(1,724)	1,282
Comprehensive income (loss)	$13,588	$2,710	$3,148	$(16,026)

Sucampo Pharmaceuticals, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share data)

	December 31,
	2012	2011
ASSETS:

Current assets:
Cash and cash equivalents	$52,022	$50,662
Investments, current	6,035	24,452
Product royalties receivable	14,175	10,795
Unbilled accounts receivable	732	2,036
Accounts receivable, net	1,360	4,616
Prepaid and income taxes receivable	-	2,845
Deferred tax assets, current	874	163
Deferred charge, current	673	3,057
Restricted cash, current	15,113	15,113
Prepaid expenses and other current assets	1,930	1,177
Total current assets	92,914	114,916

Investments, non-current	14,408	998
Property and equipment, net	1,540	1,669
Intangibles assets, net	7,415	8,364
Deferred tax assets, non-current	1,654	2,089
Deferred charge, non-current	5,213	26,751
Restricted cash, non-current	3,832	2,129
Other assets	820	653
Total assets	$127,796	$157,569

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$5,496	$6,978
Accrued expenses	10,595	13,648
Deferred revenue, current	3,700	3,888
Deferred tax liability, current	-	2,167
Income tax payable	148	-
Notes payable, current	19,129	20,400
Other current liabilities	1,003	-
Total current liabilities	40,071	47,081

Notes payable, non-current	33,722	39,227
Deferred revenue, non-current	7,093	7,045
Deferred tax liability, non-current	2,627	23,019
Other liabilities	1,253	2,603
Total liabilities	84,766	118,975

Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized at December 31, 2012 and 2011; no shares issued and outstanding at December 31, 2012 and 2011	-	-
Class A common stock, $0.01 par value; 270,000,000 shares authorized at December 31, 2012 and 2011; 41,964,905 and 15,690,780 shares issued and outstanding at December 31, 2012 and 2011, respectively	420	157
Class B common stock, $0.01 par value; 0 and 75,000,000 shares authorized at December 31, 2012 and 2011; 0 and 26,191,050 shares issued and outstanding at December 31, 2012 and 2011, respectively	-	262
Additional paid-in capital	62,521	59,957
Accumulated other comprehensive income	16,166	17,854
Treasury stock, at cost; 457,030 and 186,987 shares	(1,977)	(700)
Accumulated deficit	(34,100)	(38,936)
Total stockholders' equity	43,030	38,594
Total liabilities and stockholders' equity	$127,796	$157,569

Sucampo Pharmaceuticals, Inc.
Key Segment Information (unaudited)

(In thousands)	Americas	Europe	Asia	Consolidated
Three Months Ended December 31, 2012
Research and development revenue	$311	$(74)	$14,890	$15,127
Product royalty revenue	14,175	-	-	14,175
Co-promotion revenue	323	-	-	323
Contract and collaboration revenue	141	46	13	200
Product sales revenue	-	14	5,023	5,037
Total revenues	14,950	(14)	19,926	34,862
Cost of goods sold	98	9	2,923	3,030
Gross profit	14,852	(23)	17,003	31,832
Research and development expenses	1,559	4,166	1,365	7,090
Depreciation and amortization	118	255	10	383
Other operating expenses	8,935	417	2,041	11,393
Income (loss) from operations	4,240	(4,861)	13,587	12,966
Interest income	56	4	1	61
Interest expense	-	(527)	(39)	(566)
Other non-operating expense, net	10	(269)	1,134	875
Income (loss) before income taxes	$4,306	$(5,653)	$14,683	$13,336
Capital expenditures	$108	$25	$-	$133

Three Months Ended December 31, 2011
Research and development revenue	$2,478	$-	$180	$2,658
Product royalty revenue	10,793	-	-	10,793
Co-promotion revenue	610	-	-	610
Contract and collaboration revenue	141	-	13	154
Total revenues	14,022	-	193	14,215
Research and development expenses	4,593	2,002	1,064	7,659
Settlement for legal dispute	(11,100)	-	-	(11,100)
Depreciation and amortization	(133)	405	10	282
Other operating expenses	13,094	285	386	13,765
Income (loss) from operations	7,568	(2,692)	(1,267)	3,609
Interest income	85	3	1	89
Interest expense	-	(569)	(42)	(611)
Other non-operating expense, net	(21)	(105)	140	14
Income (loss) before income taxes	$7,632	$(3,363)	$(1,168)	$3,101
Capital expenditures	$52	$3	$-	$55

Year Ended December 31, 2012
Research and development revenue	$6,189	$-	$15,356	$21,545
Product royalty revenue	50,696	-	-	50,696
Co-promotion revenue	3,576	-	-	3,576
Contract and collaboration revenue	565	16	52	633
Product sales revenue	-	14	5,023	5,037
Total revenues	61,026	30	20,431	81,487
Cost of goods sold	98	9	2,923	3,030
Gross profit	60,928	21	17,508	78,457
Research and development expenses	7,809	9,571	3,912	21,292
Depreciation and amortization	484	964	40	1,488
Other operating expenses	41,410	2,993	2,957	47,360
Income (loss) from operations	11,225	(13,507)	10,599	8,317
Interest income	161	16	2	179
Interest expense	-	(2,183)	(163)	(2,346)
Other non-operating expense, net	77	(187)	1,712	1,602
Income (loss) before income taxes	$11,463	$(15,861)	$12,150	$7,752
Capital expenditures	$401	$3,470	$-	$3,871

Year Ended December 31, 2011
Research and development revenue	$8,033	$-	$1,216	$9,249
Product royalty revenue	41,517	-	-	41,517
Co-promotion revenue	3,378	-	-	3,378
Contract and collaboration revenue	565	-	52	617
Total revenues	53,493	-	1,268	54,761
Research and development expenses	24,058	4,354	5,085	33,497
Settlement for legal dispute	(11,100)	-	-	(11,100)
Depreciation and amortization	791	474	43	1,308
Other operating expenses	46,326	1,092	1,327	48,745
Income (loss) from operations	(6,582)	(5,920)	(5,187)	(17,689)
Interest income	240	6	3	249
Interest expense	-	(2,288)	(167)	(2,455)
Other non-operating expense, net	(42)	(1,884)	(93)	(2,019)
Income (loss) before income taxes	$(6,384)	$(10,086)	$(5,444)	$(21,914)
Capital expenditures	$145	$6,006	$133	$6,284

CONTACT:
Sucampo Pharmaceuticals, Inc.
Silvia Taylor, 1-240-223-3718
staylor@sucampo.com